Exhibit 10.10

VITAL THERAPIES, INC.

Non-Employee Director Compensation Policy

1.	Annual Retainer. $30,000, paid quarterly at the beginning of each quarter, for up to 4 in-person meetings per year and a reasonable amount of phone discussions. Retainers for partial quarters of service shall be pro-rated to reflect the number of days served by any director during any quarter.

2.	Expense Reimbursement. Reasonable expenses to attend Board and Committee meetings and to otherwise attend to Company business.

3.	Board Fees. $2,500 per meeting in excess of 4 per year, plus $500 for each phone meeting of the Board or committee for which minutes are kept.

4.	Annual Board Committee Payment.

a.	Audit Committee: Each member: $7,500; Chairman: additional $7,500 (total of $15,000); paid quarterly at the beginning of each quarter and pro-rated for partial quarters of service.

b.	Other Committees: Each member: $5,000; Chairman: additional $5,000 (total of $10,000); paid quarterly at the beginning of each quarter and pro-rated for partial quarters of service.

5.	Stock options. Initial grant of 50,175 non-qualified common stock options (or such other amount as the Board may determine) at a strike price not less than fair market value of a share of the Company’s stock on the date of grant to be determined by the Board, vesting in equal monthly portions over 48 months. Equity awards granted prior to a stock split or similar event will be subject to similar adjustment pursuant to the Company’s 2013 Stock Option Plan.

6.	Exclusions. The Co-Chairmen and employees are excluded from all the Board compensation.

7.	Amendment or Termination. The Board may amend or terminate this policy at any time.